Exhibit 3.03
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ELECTRIC CITY CORP.
     Electric City Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:
1.	The first sentence of Article 4 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

The total number of shares of stock which the Corporation has authority to issue is 125,000,000, consisting of 120,000,000 shares of Common Stock, with a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Capital Stock”).

2.	The aforementioned amendment was duly adopted by unanimous consent of the board of directors and by the vote of the stockholders of the Corporation holding a majority of the issued and outstanding shares of common stock, and preferred stock entitled to vote on an as-converted basis, of the Corporation in accordance with the provisions of Section 141, 212 and 242 of the Act.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officers Jeffrey Mistarz, its Treasurer, and Greg Rice, its Secretary, this 31st day of July, 2002.

By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz, Treasurer

Attest:	/s/ Greg Rice
Greg Rice, Secretary